Exhibit 3.3

Translation

VEDTÆGTER		ARTICLES OF ASSOCIATION

DanDrit Biotech A/S		DanDrit Biotech A/S

Selskabets navn og formål		Name and objects of the Company

1	Selskabets navn er DanDrit Biotech A/S.	The name of the Company is DanDrit Biotech A/S.

	Selskabets binavne er Dan DenDrit A/S (DanDrit Biotech A/S) og DanDrit A/S (DanDrit Biotech A/S).	The secondary names of the Company are Dan DenDrit A/S (DanDrit Biotech A/S) and DanDrit A/S (DanDrit Biotech A/S).

2	Selskabets formål er at drive forskning, handel, fabrikation og dermed beslægtet virksomhed primært inden for medicinalbranchen.	The objects of the Company are to carry on research, trade, manufacture and any related activity, primarily within the pharmaceutical industry.

Selskabets kapital		Share capital of the Company

3	Selskabets aktiekapital er kr. 3.548.172,00 skriver kroner tremillionerfemhundredefirtiottetusindeethundredesyvtito 00/100, fordelt på aktier á kr. 1,00 eller multipla heraf.
The share capital of the Company is DKK 3,548,172.00, say three million five hundred and forty-eight thousand one hundred and seventy-two 00/100 Danish kroner, divided into shares of DKK 1.00 each or multiples thereof.

	Aktiekapita len er fuldt indbetalt.	The share capital has been fully paid up.

3 a
Selskabets bestyrelse er bemyndiget til i en eller flere emissioner at udvide den nominelle aktiekapital med indtil 200.000.000,00. De nye aktier kan efter bestyrelsens nærmere bestemmelser indbetales kontant, ved gældskonvertering eller ved apportindskud, herunder ved hel eller delvis overtagelse af aktier

The Board of Directors of the Company is authorized to increase the nominal share capital, in one or more issues, by up to  DKK  200,000,000.00.  The new shares may, as directed by the Board of Directors, be paid in cash, by debt conversion or by contribution in kind, including by acquisition, in whole

	eller indskudskapital i et andet selskab m.v.	or in part, of shares or contributed capital in another company, etc.

Forhøjelse kan efter bestyrelsens nærmere bestemmelse ske uden fortegningsret for Selskabets hidtidige aktionærer. Forhøjelsen skal foretages mindst til kurs 100. På samme betingelser kan bestyrelsen endvidere tildele en af bestyrelsen fastsat kreds fortegningsret.

An increase may, as directed by the Board of Directors, be effected without pre-emption rights for the existing shareholders in the Company. An increase must be effected at a price of no less than 100. Moreover, the Board of Directors may, on the same conditions, grant pre-emption rights to a circle of persons determined by the Board of Directors.

	Denne bem yndigelse gælder indtil den 31/12 2014.	This authorization is to apply until 31 December 2014.

Aktier udst edt i medfør af nærværende bemyndigelse skal være omsætningspapirer og skal udstedes lydende på navn og kan ikke overdrages til ihændehaver. Der skal ikke gælde nogen indskrænkninger i omsætteligheden af aktierne, og ingen aktionær skal være forpligtet til at lade sine aktier indløse.

Shares issued pursuant to this authori- zation are to be negotiable instruments and registered shares and cannot be transferred to the bearer. The transferability of the shares is to be subject to no restriction and no shareholder is to be obliged to have its shares re- deemed.

I øvrigt sk al aktier udstedt i medfør af bemyndigelsen i enhver henseende tillægges samme rettigheder som Selskabets eksisterende aktier, derunder at hvert aktiebeløb på kr. 1,00 giver 1 stemme på Selskabets generalforsamlinger.

Moreover, shares issued pursuant to the authorization are, in every respect, to carry the same rights as the existing shares of the Company, including that each share amount of DKK 1.00 carries 1 vote at the general meetings of the Company.

De nærme re vilkår for aktietegning i henhold til nærværende bemyndigelse og tidspunktet, fra hvilket de nye aktier giver fuldt udbytte og andre rettigheder i Selskabet, fastsættes af bestyrelsen.
The Board of Directors is to lay down the detailed terms for subscription for shares under this authorization as well as the time as from when the new shares are to carry the right to receive full dividends and other rights in the Company.

3 b	Selskabet har indgået de som bilag 3 b	The Company has concluded the War-

(1 – 6) til nærværende vedtægter vedhæftede warrantaftaler. Bestyrelsen er i perioden indtil den 8. maj 2011 bemyndiget til at gennemføre de med udnyttelsen af tegningsretterne forbundne kapitalforhøjelser, herunder til at foretage de fornødne tilrettelser i vedtægterne. Nye aktier, der udstedes ved udnyttelsen af nævnte warrantaftaler og ved bestyrelsens udnyttelse af bemyndigelsen, skal høre til samme aktieklasse som eksisterende aktier i selskabet og skal have samme rettigheder som de eksisterende aktier og derfor  lyde på navn, være ikke-omsætningspapirer og noteres på navn i selskabets ejerbog. Med hensyn til indløselighed og begrænsninger i omsættelighed skal der ligeledes gælde det samme som for eksisterende aktier, jf. vedtægternes § 4, stk. 1 og 2, med mindre andet fremgår af warrantaftalerne.

The Company has concluded the Warant greements attached as Appen- dices 3 b (1 – 6) to these Articles of Association. During the period until 8 May 2011, the Board of Directors is authorized to carry out the capital in- creases relating to the exercise of the warrants, including to amend the Articles of Association as required. New shares issued upon the exercise of the Warrant Agreements indicated and upon the exercise by the Board of Di- rectors of the authorization are to be in the same class of shares as the ex- isting shares of the Company and are to carry the same rights as the existing shares and are thus to be registered shares, non-negotiable instruments and registered in the name of the shareholder in the shareholders' regis- ter of the Company. The conditions on redeemability and restrictions as to transferability are to be identical to the ones applying to the existing shares, see Article 4(1) and (2) of these Arti- cles of Association, unless otherwise provided in the Warrant Agreements.

3 c a.
Selskabet kan  efter  bestyrelsens beslutning ad en eller flere gange udstede indtil 200 stk. tegningsoptioner (warrants) til ledende medarbejdere, hvor 1 stk. warrant giver ret til tegning af nom. kr. 1.000,- aktier.
a.
Upon a decision by the Board of Directors, the Company may, in one or more issues, issue up to 200 share options (warrants) to executive employees, each share option entitling to subscription for nominally DKK 1,000.00 shares.

b.
Aktiek apitalen  kan  ved  bestyrelsens bestemmelse ad en eller flere gange forhøjes med op til nom. kr. 200.000,-, der sker gennem tegning af aktier i medfør af de i henhold til pkt. a udstedte tegningsoptioner. Forhøjelsen kan kun ske ved kontant indbetaling.   Bestyrelsen
b.
The share capital may, as directed by the Board of Directors, be increased, in one or more stages, by up to nominally DKK 200,000.00; such increase to be carried out by subscription for shares pursuant to the share options  issued  in  accordance  with

	kan beslutte, at de hidtidige aktionærers fortegningsret helt eller delvis ikke skal gælde.		paragraph a. The increase may be affected only by cash payment. The Board of Directors may decide that the existing shareholders' pre-emption rights are not to apply in whole or in part.

Indeha verne af tegningsoptionerne har fortegningsret til de aktier, der tegnes på grundlag af de ustedte tegningsoptioner. De  nye  aktier skal være omsætningspapirer og lyde på navn. Der skal ikke gælde indskrænkninger i aktiernes omsættelighed. Aktierne giver ret til udbytte og andre rettigheder i selskabet på tidspunktet for tegningen.

The share-option holders are to have pre-emption rights to the shares subscribed for based on the share options issued. The new shares are to be negotiable instruments and registered shares. The transferability of the shares is to be subject to no restriction. The shares are to carry the right to dividends and other rights in the Company at the time of subscription.

c.	Den i pkt. a og b indeholdte bemyndigelse gælder indtil den 1. januar 2014, men kan fornyes for en eller flere perioder på indtil 5 år ad gangen.	c.	The authorization set out in paragraphs a and b is to apply until 1 January 2014, but may be renewed for one or more periods of up to 5 years at a time.

d.	For teg ningsoptioner udstedt i henhold til bemyndigelsen gælder i øvrigt de af bestyrelsen fastsatte vilkår, jf. Selskabslovens § 167.	d.	Moreover, the share options issued according to the authorization are to be subject to any terms laid down by the Board of Directors, cf section 167 of the Danish Companies Act.

3 d
Selskabets bes    tyrelse er bemyndiget til at træffe beslutning om optagelse af lån mod konvertible gældsbreve i overensstemmelse med Selskabslovens § 155, stk. 2, jf. § 169 og er bemyndiget til at gennemføre de dertil hørende kapitalforhøjelser uden fortegningsret for de hidtidige aktionærer.

The Board of Directors of the Company is authorized to decide to raise loans by issuing convertible debt instruments in accordance with section 155(2) of the Companies Act, cf section 169, and is authorized to carry out the capital increases required for that purpose without any pre-emption rights for the existing shareholders.

De konvertible lån kan højst andrage kr. 100.000.000,00 eller en tilsvarende værdi i Euro eller Dollars.		The convertible loans may not exceed DKK 100,000,000.00 or a corresponding value in EUR or USD.

Inden for disse rammer fastsætter bestyrelsen de nærmere vilkår for låneoptagelsen og konverteringen.		Within this framework, the Board of Directors is to lay down the detailed terms for the raising of the loans and the conversion.

De nye aktier skal være omsætningspapirer og lyde på navn. Der skal ikke gælde indskrænkninger i aktiernes omsættelighed. Aktierne giver ret til udbytte og andre rettigheder i Selskabet fra tidspunktet for tegningen.

The new shares are to be negotiable instruments and registered shares. The transferability of the shares is to be subject to no restriction. The shares are to carry the right to dividends and other rights in the Company at the time of subscription.

Denne bemyndigelse gælder indtil den 31/12 2013.		This authorization is to apply until 31 December 2013.

3 d(i) På et bestyrelse smøde afholdt den 1. december 2011, er bemyndigelsen under ovennævnte § 3 d delvist blevet udnyttet og det blev i den forbindelse besluttet:		At a meeting of the Board of Directors held on 1 December 2011, the authorization under Article 3 d above was exercised in part and, in that connection, the following was decided:

1.	Selskabet optager med virkning fra 1. december 2011 lån hos DK Trends Invest A/S på USD 1.500.000,-, der forrentes med 6% p.a. Renten betales som anført i den konvertible obligation, der vedhæftes dette protokollat som bilag 1.	1.
The Company is, effective as from 1 December 2011, to raise a loan with DK Trends Invest A/S in the amount of USD 1,500,000.00, on which interest is to be payable at the rate of 6% p.a. The interest is payable as specified in the convertible bond attached as Appendix 1 to these minutes.

2.	Lånet, der ikke afdrages, forfalder til betaling den 30. november 2014.	2.	The loan, on which no installment is payable, is to fall due for payment on 30 November 2014.

3.	Lånet har ikke status som ansvarlig lånekapital og långiver har i tilfælde af selskabets opløsning, herun-	3.	The loan is not to be subordinate loan capital and, in the event of the dissolution of the Company,

	der opløsning som følge af fusion eller spaltning, ret til dækning på lige fod med selskabets øvrige kreditorer.		including as a result of any merger or demerger, the lender is to be entitled to be satisfied on the same terms as the other creditors of the Company.

4.	Långiver skal være berettiget til at konvertere lånet til aktier i selskabet. Ombytning sker til den kurs og på de vilkår, der fremgår af §§ 3 og 4 i den konvertible obligation, bilag 1.	4.
The lender is to be entitled to convert the loan into shares in the Company. The loan is to be converted at the price and on the terms appearing from clauses 3 and 4 of the convertible bond, Appendix 1.

5.	Kapita lforhøjelser, kapitalnedsættelser, udstedelse af tegningsoptioner og udstedelse af nye konvertible gældsbreve forinden konvertering har fundet sted, medfører de ændringer i långivers retsstilling, der fremgår af § 5 i den konvertible obligation, bilag 1.	5.
Any capital increase, capital reduction, issue of share options or issue of new convertible debt instruments prior to conversion will result in the changes in the legal rights of the lender appearing from clause 5 of the convertible bond, Appendix 1.

6.	Ved sa mlet konvertering af lånebeløbet skal det mindste og det højeste beløb hvormed aktiekapitalen skal kunne forhøjes, udgøre nom. kr. 204.702,-, svarende til udstedelse af et tilsvarende antal nye aktier i selskabet. Långiver skal være berettiget til at konvertere lånet delvist i trancher af USD 50.000,-, jf. § 3 i den konvertible obligation, bilag 1, i hvilken forbindelse kapitalen forhøjes med en forholdsmæssig andel.	6.
For a total conversion of the loan amount, the minimum and maximum amounts by which it is to be possible to increase the share capital are to be nominally DKK 204,702.00, corresponding to the issue of an equivalent number of new shares in the Company. The lender is to be entitled to convert the loan in part in tranches of USD 50,000.00, see clause 3 of the convertible bond, Appendix 1, and, in that connection, the capital is to be increased by a relevant proportion.

7.	Långiver tillægges fortegningsret til lånet og fortrinsret til de aktier, der måtte blive udstedt som følge af konverteringen. Efter eventual	7.	The lender is to be granted a preemption right in respect of the loan and in respect of any shares issued as a result of the conver-

	konvertering skal der ikke gælde indskrænkninger i de nye aktionærers fortegningsret ved fremtidige forhøjelser.			sion. Following any conversion, the new shareholders’ preemption rights in respect of future increases are to be subject to no restriction.

8.	Under henvisning til Selskabslovens § 169, skal i øvrigt gælde følgende i forbindelse med konverteringen:		8.	With reference to section 169 of the Companies Act, the following is to apply in connection with the conversion:

	1.	Der skal ikke gælde indskrænkninger i de nye aktiers omsættelighed.		1.	The transferability of the new shares is to be subject to no restriction.

	2.	De nye aktier giver ret til udbytte og andre rettigheder i selskabet fra tidspunktet fra selskabets modtagelse af konverteringsbegæringen.		2.	The new shares are to carry the right to dividends and other rights in the Company as from the time of the receipt by the Company of the request for conversion.

9.	Tegningen af det konvertible lån sker dags dato ved underskrivelse af den konvertible obligation, bilag 1.		9.	The convertible loan is to be raised on this date by signing the convertible bond, Appendix 1.

10.	Det te gnede beløb betales i forbindelse med tegningen.		10.	The amount raised is to be paid in connection with it being raised.

11.	Den k onvertible obligation, bilag 1 skal i selskabets vedtægter benævnes bilag 3 d (1).		11.	The convertible bond, Appendix 1, is, in the Articles of Association of the Company, to be termed Appendix 3 d (1).

4 Aktierne er omsætningspapirer. Selskabets aktier udstedes gennem VP Securities A/S. Selskabets ejerbog føres af VP Inverstor Services, CVR-nr. 30 20 11 83, der er valgt til ejerbogsfører.
The shares are to be negotiable instruments. The shares of the Company are to be issued through VP Securities A/S. The shareholders’ register of the Company is to be kept by VP Investor Services, Danish CVR No 30 20 11 83, which has been appointed keeper of the shareholders’ register.

Ingen aktie har særlige rettigheder. Ingen aktionær er forpligtet til at lade selskabet eller andre indløse sine aktier helt eller delvis.		No share is to carry any special right. No shareholder is to be obliged to have its shares redeemed, in whole or in part, by the Company or any other - party.

Såfremt de r på en aktionærs anmodning senere udstedes aktiebreve, kan bortkomne aktier mortificeres uden dom i henhold til de til enhver tid gældende regler i lovgivningen.
If, at the request of a shareholder, share certificates are issued at any later date, any lost share certificate may be cancelled without judgment pursuant to the statutory rules in force from time to time

Det årlige udbytte tilsendes aktionærerne på den til ejerbogen opgivne adresse umiddelbart efter den ordinære generalforsamling, forudsat det reviderede regnskab er godkendt af generalforsamlingen. Udbytte, der ikke er hævet fem år efter forfaldsdagen, tilfalder selskabet.

The annual dividend distributed is to be sent to the shareholders at the address stated in the shareholders’ register immediately after the annual general meeting provided that the audited financial statements are approved by the general meeting. Any dividend not claimed five years after the due date is to accrue to the Company.

5	Generalforsamlinger	General Meetings

Selskabets generalforsamlinger afholdes i Hørsholm eller Storkøbenhavn.		The general meetings of the Company are to be held in Hørsholm or the Greater Copenhagen Area.

Ordinær generalforsamling afholdes inden fem måneder efter udløbet af hvert regnskabsår.		The annual general meeting is to be held within five months of the end of each financial year.

Ekstraordinær generalforsamling skal afholdes, når bestyrelsen, en revisor eller en generalforsamling finder det hensigtsmæssigt. Ekstraordinær generalforsamling skal indkaldes inden to uger, når det til behandling af et bestemt angivet emne skriftligt forlanges af aktionærer, der ejer 5% af selskabets kapital eller den mindre procent, som

An extraordinary general meeting is to be held when deemed appropriate by the Board of Directors, an auditor or a general meeting. An extraordinary general meeting is to be convened within two weeks if demanded in writing, for the purpose of transacting specified business, by shareholders holding 5% of the share capital of the

vedtægterne måtte bestemme (Selskabslovens § 89).	Company or any smaller percentage fixed by the Articles of Association (section 89 of the Companies Act).

Generalfors amlinger indkaldes af bestyrelsen enten ved almindeligt brev eller elektronisk post til aktionærerne på den til ejerbogen opgivne adresse/e-mail-adresse med højst fire uger og mindst to ugers varsel. I indkaldelsen skal angives, hvilke anliggender der skal behandles på generalforsamlingen.

General meetings are to be convened by the Board of Directors either by ordinary letter or by electronic mail to the shareholders at the address/email address stated in the shareholders’ register by no more than four weeks’ and no less than two weeks’ notice. The notice convening the general meeting must specify the business to be transacted at the general meeting.

Såfremt forslag til vedtægtsændringer skal behandles på generalforsamlingen, skal forslagets væsentligste indhold angives i indkaldelsen. Indkaldelse til generalforsamlinger, hvor der skal træffes beslutning efter Selskabslovens §§ 167 og 168 og skal indeholde den fulde ordlyd af forslaget til disse vedtægtsændringer.

If any motion to amend the Articles of Association is to be considered at the general meeting, the key contents of the motion are to be specified in the notice convening the meeting. Notices convening general meetings at which a decision is to be made according to sections 167 and 168 of the Companies Act must state the full wording of this motion to amend the Articles of Association.

Senest ott e dage før generalforsamlingen skal dagsordenen og de fuldstændige forslag samt for den ordinære generalforsamlings vedkommende tillige årsrapport med revisionspåtegning og årsberetning fremlægges til eftersyn for aktionærerne på selskabets kontor.

No later than eight days prior to the general meeting, the agenda and the full wording of the motions are to be available for inspection by the shareholders at the Company’s office and, for the annual general meeting, the financial statements, including the - auditors’ report and the annual review, are to be available as well.

Meddelelse om indkaldelsen skal gives selskabets medarbejdere, dersom disse har afgivet meddelelse til bestyrelsen efter Selskabslovens § 142 og § 143, stk. 1 og 2.
The employees of the Company are to be informed of the notice convening a general meeting if the employees have given notice to the Board of Directors pursuant to section 142 and section 143(1) and (2) of the Companies Act.

Enhver akt ionær har ret til at få et bestemt emne behandlet på generalforsamlingen, såfremt denne skriftligt fremsætter krav herom over for bestyrelsen senest fem uger inden generalforsamlingens afholdelse.

Each shareholder is entitled to have a specific issue considered by the general meeting if such shareholder submits a request in writing to that effect to the Board of Directors no later than five weeks prior to the general meeting being held.

6	På den ordinære generalforsamling skal foretages:	The agenda of the annual general meeting is to include:

1.	Valg af dirigent.	1.	Election of a chairman of the meeting
2.	Bestyrelsens beretning om selskabets virksomhed i det forløbne år.	2.	Report by the Board of Directors on the activities of the Company during the past year
3.	Fremlæ ggelse af den reviderede årsrapport til godkendelse.	3.	Presentation of the audited annual report for approval
4.	Beslut ning om anvendelse af overskud eller dækning af tab i henhold til den godkendte årsrapport.	4.	Resolution on the appropriation of profit or covering of loss according to the approved annual report
5.	Medde lelse af decharge til bestyrelse og direktion.	5.	Grant of discharge to the Board of Directors and the Executive Board
6.	Valg af bestyrelse.	6.	Election of the Board of Directors
7.	Valg af revisor.	7.	Appointment of auditor
8.	Eventuelle forslag fra bestyrelsen eller aktionærer.	8.	Any motion from the Board of Directors or the shareholders

7	Dirigent	Chairman of general meetings

	En af generalforsamlingen valgt dirigent leder forhandlingerne på generalforsamlingen og afgør alle spørgsmål vedrørende sagernes behandlingsmåde, stemmeafgivningen og dennes resultat.	A chairman elected by the general meeting is to preside over the deliberations at the general meeting and decide any issue relating to the transaction of the business, the voting and its results.

8	Præsentation og stemmeret	Representation and voting rights

	Enhver akt ionær er berettiget til at deltage i generalforsamlingen og tage ordet der.	Each shareholder is entitled to attend general meetings and take the floor.

Aktionærer har ret til at møde på generalforsamlinger ved fuldmægtig, som skal fremlægge skriftlig og dateret fuldmagt. Denne kan ikke gives for længere tid end ét år.
Shareholders are entitled to appear at general meetings by proxy, who is to - present a written and dated power of attorney. Such power of attorney may not be granted for any period longer than one year.

Hvert aktiebeløb på kr. 1,00 giver én stemme.	Each share amount of DKK 1.00 is to carry one vote.

En aktionæ r, der har erhvervet aktier ved overdragelse, kan ikke udøve stemmeret for de pågældende aktier på generalforsamlinger, der er indkaldt uden, at aktierne er blevet noteret i ejerbogen eller aktionæren har anmeldt og dokumenteret sin erhvervelse.

A shareholder that has acquired shares cannot exercise the voting rights for the shares in question at general meetings convened without the shares having been registered in the shareholders’ register or the shareholder having notified and proved its acquisition.

Ovennævn te krav kan fraviges, såfremt hele aktiekapitalen er repræsenteret på generalforsamlingen og samtlige aktionærer stemmer herfor.	The above requirement may be dispensed with if the entire share capital is represented at the general meeting and all shareholders vote in favor of dispensing with such requirement.

På generalforsamlingen kan der kun træffes beslutning om de forslag, der har været optaget på dagsordenen.	The general meeting may make resolutions only as to the motions included in the agenda.

De på generalforsamlingen behandlede anliggender afgøres ved simpelt stemmeflertal, medmindre Selskabsloven eller vedtægterne foreskriver særlige regler om repræsentation og majoritet. Står stemmerne lige, skal valg af dirigent, bestyrelsesmedlemmer, revisorer og lignende afgøres ved lodtrækning.

The business transacted at the general meeting is to be decided by simple majority unless the Companies Act or the Articles of Association prescribe any special rules on representation and majority. In the event of equality of votes, the election of chairman of the meeting, members of the Board of - Directors, auditors, etc is to be decided by drawing of lots.

Over det på generalforsamlingen passe- rede indføres beretning i selskabets for-	Minutes of the general meeting are to be prepared and signed by the chair-

	handlingsprotokol, der underskrives af dirigenten.	man of the meeting and entered in the minute book of the Company.

Såfremt sa mtlige aktionærer er enige herom, kan en beslutning træffes uden afholdelse af generalforsamling, eller uden iagttagelse af reglerne om fremgangsmåden ved afholdelsen af generalforsamling. Beslutningen skal dog indføres i selskabets forhandlingsprotokol.

If all shareholders agree, a resolution may be made without a general meeting being held or without observing the procedural rules relating to the holding of general meetings. The resolution must, however, be entered in the minute book of the Company.

9	Bestyrelse og direktion	Board of Directors and Executive Board

	Bestyrelsen består af tre til syv medlemmer, der vælges af generalforsamlingen, og som tillige vælger bestyrelsens formand.	The Board of Directors is to consist of three to seven members elected by the general meeting, which is also to elect the Chairman of the Board of Directors.

	Bestyrelsesmedlemmer behøver ikke at være aktionærer.	The members of the Board of Directors need not be shareholders.

	Bestyrelsesmedlemmer afgår hvert år ved den ordinære generalforsamling. Fratrædende medlemmer kan genvælges.	The members of the Board of Directors resign each year at the annual general meeting. Resigning members may be re-elected.

10	Bestyrelsen har den overordnede ledelse af alle selskabets anliggender.	The Board of Directors is to be in charge of the overall management of all affairs of the Company.

	Bestyrelsener beslutningsdygtig, når over halvdelen af bestyrelsesmedlemmerne er til stede. I tilfælde af stemme- lighed gør formandens stemme udslaget.	The Board of Directors is to be quorate once more than half its members are present. In the event of equality of votes, the Chairman of the Board of Directors is to hold the casting vote.

	Formanden indkalder til bestyrelsesmøde, når han skønner det påkrævet, eller når et medlem af bestyrelsen eller en direktør fremsætter krav herom.	The Chairman of the Board of Directors is to convene a board meeting when he deems it necessary or when requested by a member of the Board of

Directors or of the Executive Board.

11
Bestyrelsen a nsætter en til tre direktører i selskabet og fastsætter vilkårene for den eller disses stilling. Direktøren eller direktørerne kan tillige være medlem af bestyrelsen, men kan dog ikke være bestyrelsens formand.

The Board of Directors is to appoint one to three members of an Executive Board of the Company and lay down the terms for the position(s) of this/these persons. The member(s) of the Executive Board may also be member(s) of the Board of Directors, but may not serve as chairman of the Board of Directors.

12	Tegningsregel	Power to bind the Company

Selskabet tegnes af bestyrelsens formand og direktionen eller af den samlede bestyrelse.
The Company is to be bound by the joint signatures of the Chairman of the Board of Directors and the member(s) of the Executive Board or by the joint signatures of all members of the Board of Directors.

13	Regnskab og revision	Financial statements and audit

	Revision af selskabets regnskaber foretages af en eller to af generalforsamlingen valgt revisor, som skal være stats- autoriseret eller registreret revisor.	The financial statements of the Company are to be audited by one or two auditors appointed by the general meeting; such auditors must be state- authorized or registered public accountants.

14	Selskabets regnskabsår er kalenderåret.	The financial year of the Company is the calendar year.

	Første regnskabsår løber fra stiftelsen den 1. april 2001 til 31. december 2001.	The first accounting period runs from the incorporation on 1 April 2001 until 31 December 2001.

15	Årsrapporten opgøres under omhyggelig hensyntagen til tilstedeværende værdier og forpligtelser og under foretagelse af forsvarlige afskrivninger.	The annual report is to be prepared duly considering the existing assets and liabilities and providing for adequate depreciation and amortization.

	Henstår der underskud fra tidligere år,	If any loss from previous years has

skal overskud først anvendes til afskrivning af dette. Efter at henlæggelser har fundet sted, udredes tantieme til bestyrelse og direktion efter generalforsamlingens nærmere bestemmelse.
been carried forward, any profit must be applied initially to write off such loss. Following any transfer to reserves, bonus is to be paid to the Board of Directors and the Executive - Board according to specific decision by the general meeting.

Restbeløbe t anvendes efter generalforsamlingens bestemmelse til yderligere henlæggelse, overførsel til næste års regnskab eller inden for den gældende lovgivnings regler til udbytte til aktio- nærer.
The remaining amount is to be applied, as decided by the general meeting, for further transfer to reserves, carry forward or, within the rules of the legislation in force, for dividend to the - shareholders.

Således ve dtaget på selskabets ekstraordinære generalforsamling den 26. februar 2004.	Adopted at the extraordinary general meeting of the Company on 26 February 2004.

Således ændret ved indsættelse af § 3a på selskabets ekstraordinære generalforsamling den 22. november 2004.	Amended by insertion of Article 3a at the extraordinary general meeting of the Company on 22 November 2004.

Således ændret ved indsættelse af § 3b på selskabets ekstraordinære generalforsamling den 8. maj 2006 og ændring i samme § på den ekstraordinære generalforsamling afholdt den 11. juni 2007.	Amended by insertion of Article 3b at the extraordinary general meeting of the Company on 8 may 2006 and amendment of the same Article at the extraordinary general meeting held on 11 June 2007.

Vedtægtern es § 3 er efterfølgende ændret som følge af bestyrelsesbeslutning af 22. september 2008.	Article 3 of these Articles of Association was subsequently amended as a result of the resolution adopted by the Board of Directors on 22 September 2008.

Vedtægtern es § 3 er efterfølgende ændret i anledning af beslutninger truffet på bestyrelsesmødet afholdt den 11. juni 2007 og på den ekstraordinære generalforsamling afholdt den 6. marts 2009.
Article 3 of these Articles of Association was subsequently amended as a result of resolutions adopted at the meeting of the Board of Directors held on 11 June 2007 and at the extraordinary general meeting held on 6 March 2009.

Vedtægtern e er ændret på den ordinære generalforsamling afholdt den 8. juli 2010.	These Articles of Association were amended at the annual general meeting held on 8 July 2010.

Vedtægtern e er ændret således som de blev godkendt på bestyrelsesmøde afholdt den 14. november 2011, på bestyrelsesmøde afholdt den 1. december 2011 samt på ekstraordinær generalforsamling afholdt den 9. december 2011.

These Articles of Association were amended as approved at the meeting of the Board of Directors held on 14 November 2011, at the meeting of the Board of Directors held on 1 December 2011 and at the extraordinary general meeting held on 9 December 2011.

Vedtægtern e er ændret således som de blev godkendt på ekstraordinær generalforsamling afholdt den 6. september 2013.	These Articles of Association were amended as approved by the extraordinary general meeting held on 6 September 2013.

I bestyrelsen:	On the Board of Directors:

N.E. Nielsen	N.E. Nielsen

Aldo Michael Noes Petersen	Aldo Michael Noes Petersen

Jacob Rosenberg	Jacob Rosenberg